EXHIBIT 99.2
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LOWE'S LOGO
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February 13, 2001
For immediate release

Contacts:
Marshall Croom    336-658-4022
Carson Anderson   336-658-4385
Media:
Brian Peace       336-658-4170
Chris Ahearn      336-658-7387

              Lowe's Announces Pricing of $550 Million Zero-Coupon
                            Convertible Senior Notes

WILKESBORO, N.C. - Lowe's Companies, Inc. (NYSE: LOW) today announced that it has priced its previously announced offering of 20-year Liquid Yield Option(TM)Notes (LYONs). It is anticipated that the transaction will close on February 16, 2001. The LYONs are zero-coupon senior notes convertible into Lowe's common stock. Each LYON has a yield to maturity of 2.5 percent and is convertible into 8.2240 shares of Lowe's common stock.

The gross proceeds from the offering will be approximately $550 million. The company intends to use the net proceeds of the offering to fund capital expenditures to support its growth strategy and for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The LYONs and the shares of Lowe's common stock issuable upon conversion have not been, and will not be registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This news release includes  "forward-looking  statements"  within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the direction of general economic trends, as Lowe's expands into major metropolitan markets, the availability of real estate for expansion and its successful development may lengthen the timelines for store openings, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated increases in competition and weather conditions that affect sales.

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